Exhibit 99.1
Denali Therapeutics Reports Second Quarter 2026 Financial Results and Business Highlights

•Strong first full quarter of AVLAYAH™ (tividenofusp alfa-eknm) launch generated $3.6 million in net product revenue

•Advanced TransportVehicle™ portfolio with two Alzheimer’s disease programs now in clinical development

•$195 million in gross proceeds received in July 2026 from sale of a Priority Review Voucher, bringing pro forma cash, cash equivalents and marketable securities to more than $1.1 billion

•Conference call and webcast today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif. – August 6, 2026 – Denali Therapeutics Inc. (Nasdaq: DNLI) today reported financial results for the second quarter ended June 30, 2026, and provided business highlights.

"We are excited by the positive response to our AVLAYAH launch from the Hunter syndrome community and the physicians caring for these patients. It reflects years of partnership with patients, families, advocacy organizations and investigators, together with the outstanding execution of our commercial team," said Ryan Watts, Ph.D., Chief Executive Officer of Denali Therapeutics. "This quarter marks an important step in Denali's growth. AVLAYAH establishes our commercial foundation, validates our TransportVehicle platform and supports the continued expansion of our portfolio of medicines. During the quarter, we also advanced two TransportVehicle-enabled programs into clinical development, expanding our Alzheimer's disease pipeline. We believe this combination of a commercial business, a broad clinical pipeline and a scalable platform uniquely positions Denali to deliver sustainable value."
Second Quarter 2026 and Recent Program Updates
COMMERCIAL PRODUCT
AVLAYAH for Hunter syndrome (MPS II)

AVLAYAH (tividenofusp alfa-eknm) is the first and only FDA-approved medicine in the emerging class of biotherapeutics that leverage the transferrin receptor to cross the blood-brain barrier. Enabled by Denali's Enzyme TransportVehicle™ (ETV), AVLAYAH is an enzyme replacement therapy designed to systemically deliver iduronate 2-sulfatase (IDS) throughout the body, including the brain. AVLAYAH received U.S. Food and Drug Administration (FDA) accelerated approval for the treatment of neurologic manifestations of Hunter syndrome (mucopolysaccharidosis type II, or MPS II) when initiated in presymptomatic or symptomatic pediatric patients weighing at least 5 kg prior to advanced neurologic impairment.

The U.S. launch of AVLAYAH demonstrated strong momentum during its first full quarter of commercial availability, supported by positive engagement from patients, caregivers and physicians, the experiences of families beginning treatment, and the rapid expansion of payer coverage.

•In its first full quarter of commercial availability, AVLAYAH generated $3.6 million in net product revenue.

•Projected third-quarter 2026 AVLAYAH net product revenue is $10.0 million to $12.0 million.

•Initial interest in starting treatment with AVLAYAH has tracked ahead of Denali’s internal expectations.

•Approximately 80% of healthcare organizations that treat eligible MPS II patients have been reached through AVLAYAH launch webinars and engagement with Denali's field team.

•Commercial access to AVLAYAH expanded rapidly. Published commercial policies now represent more than 50% of covered lives, and 14 state Medicaid programs have published coverage of AVLAYAH.

•Denali continues to advance U.S. launch execution across patient access services, physician engagement and payer access, supported by a fully established commercial infrastructure.

•The ongoing global Phase 2/3 COMPASS study is intended to support generation of confirmatory evidence, expansion of the U.S. label to adult patients and future global regulatory submissions.

CLINICAL PROGRAMS

Lysosomal Storage Diseases

Zafinofusp alfa (DNL126; ETV:SGSH) for Sanfilippo syndrome type A (MPS IIIA)

Zafinofusp alfa is an investigational ETV-enabled enzyme replacement therapy designed to systemically deliver N-sulfoglucosamine sulfohydrolase (SGSH) throughout the body, including the brain, for the treatment of Sanfilippo syndrome type A. There are currently no approved therapies for Sanfilippo syndrome type A. Preliminary data from the ongoing Phase 1/2 study demonstrated that treatment with zafinofusp alfa resulted in substantial reductions in both cerebrospinal fluid (CSF) and urine heparan sulfate (HS), including normalization of CSF HS, with a safety profile generally consistent with established enzyme replacement therapies. Start-up activities are underway for a global Phase 3 confirmatory study. Denali expects a Biologics License Application (BLA) submission and potential accelerated approval for zafinofusp alfa for Sanfilippo syndrome type A in 2027.

DNL593 (PTV:PGRN) for FTD-GRN

DNL593 is an investigational Protein TransportVehicle™ (PTV)-enabled protein replacement therapy designed to systemically deliver progranulin (PGRN) across the blood-brain barrier for the treatment of granulin (GRN)-related frontotemporal dementia (FTD-GRN). In August 2026, the FDA granted Orphan Drug Designation to DNL593 for FTD-GRN, underscoring the significant unmet need facing individuals affected by this disease. Enrollment in the Phase 1/2 study of DNL593 is complete with a total of 40 participants with FTD-GRN. Denali now expects results from the study in 2027, updated from its prior expectation of results by the end of 2026. The revised timing allows for a longer observation period to assess the treatment effect on biomarkers including neurofilament light chain (NfL), a biomarker of neuroaxonal injury that may decline gradually following treatment, as observed in other neurodegenerative diseases.

DNL952 (ETV:GAA) for Pompe disease

DNL952 is an investigational ETV-enabled enzyme replacement therapy designed to systemically deliver acid alpha-glucosidase (GAA) to muscle tissue and the brain by crossing the blood-brain barrier for the treatment of Pompe disease. The current standard of care is enzyme replacement therapy. Progressive motor weakness, respiratory failure and neurologic symptoms remain unmet needs. Dosing of participants with late-onset Pompe disease began in the Phase 1 study of DNL952 in the second quarter of 2026, and initial clinical data are expected in 2027.

Alzheimer's Disease

In July 2026, Dr. Watts delivered the opening plenary address, "Accelerating the Discovery and Development of Medicines for Neurodegeneration," at the Alzheimer's Association International Conference® in London. The presentation highlighted advances in disease biology, biomarkers and blood-brain barrier delivery, as well as progress across Denali's two clinical-stage Alzheimer's disease programs, DNL628 (OTV:MAPT) and DNL921 (ATV:Abeta).

DNL628 (OTV:MAPT) for Alzheimer's disease

DNL628 is an investigational Oligonucleotide TransportVehicle™ (OTV)-enabled antisense oligonucleotide designed for systemic delivery across the blood-brain barrier to reduce tau by targeting the MAPT gene for the treatment of Alzheimer’s disease. Initial clinical biomarker data from the ongoing Phase 1b study of DNL628 in participants with Alzheimer’s disease are expected in the first half of 2027.

DNL921 (ATV:Abeta) for Alzheimer's disease

DNL921 is an investigational Antibody TransportVehicle™ (ATV)-enabled antibody designed for systemic delivery across the blood-brain barrier to target amyloid plaques in Alzheimer's disease. Safety and clinical proof-of-concept data from the ongoing Phase 1/1b study of DNL921 in healthy volunteers and participants with Alzheimer's disease are expected in 2027.

Parkinson’s Disease

DNL151 (LRRK2 inhibitor) for Parkinson's disease

DNL151 is an investigational small molecule inhibitor of leucine-rich repeat kinase 2 (LRRK2) for the treatment of Parkinson's disease. In May 2026, Denali and Biogen announced that the global Phase 2b LUMA study of DNL151 did not meet its primary or secondary endpoints in early-stage Parkinson's disease. Based on these results, Denali and Biogen decided to discontinue further development of DNL151 in idiopathic Parkinson's disease. Denali continues to independently conduct the Phase 2a BEACON study evaluating DNL151 in individuals with Parkinson's disease who are confirmed by genetic testing to be carriers of a pathogenic LRRK2 variant. Data from BEACON are expected in the first half of 2027.

IND-ENABLING STAGE PROGRAMS

Denali has multiple additional programs in the investigational new drug (IND)-enabling stage, including DNL111 (ETV:GCase) for Parkinson's disease and Gaucher disease; DNL622 (ETV:IDUA) for MPS I; and DNL422 (OTV:SNCA) for Parkinson's disease.

Corporate Updates

In April 2026, Denali announced that it had received notification of Takeda’s decision to terminate the companies’ collaboration agreement to co-develop and co-commercialize DNL593. Takeda’s decision was driven by strategic considerations and was not related to efficacy or safety data. Denali continues to advance DNL593 in the ongoing Phase 1/2 study in patients with FTD-GRN and now expects results in 2027 as described above.

In June 2026, Denali entered into an agreement to sell a Rare Pediatric Disease Priority Review Voucher (PRV), awarded following the FDA approval of AVLAYAH, for gross proceeds of $195 million. The transaction closed and Denali received the funds in July 2026.

Participation in Upcoming Investor Conferences

•Cantor Global Healthcare Conference 2026, September 9-11 (New York)
•Morgan Stanley 24th Annual Global Healthcare Conference, September 14-16 (New York)
•H.C. Wainwright 28th Annual Global Investment Conference, September 14-16 (New York)
•Baird Global Healthcare Conference, September 15 (New York)
•Deutsche Bank’s 2026 Healthcare Summit, September 16-17 (New York)

Second Quarter 2026 Financial Results

Net product revenue was $3.6 million for the quarter ended June 30, 2026, reflecting the commencement of commercial sales of AVLAYAH in the United States following FDA approval in March 2026.

Cost of goods sold was $0.1 million for the quarter ended June 30, 2026. Because manufacturing costs incurred prior to FDA approval of AVLAYAH were expensed to research and development, cost of goods sold during the initial commercialization period reflects a lower average per-unit cost as previously expensed inventory is sold.

Total research and development expenses were $97.0 million for the quarter ended June 30, 2026, compared to $102.7 million for the quarter ended June 30, 2025. The decrease of approximately $5.7 million was primarily attributable to lower costs related to small molecule programs as well as lower clinical expenses for tividenofusp alfa.

Selling, general and administrative expenses were $36.3 million for the quarter ended June 30, 2026, compared to $32.3 million for the quarter ended June 30, 2025. The increase of approximately $4.0 million was primarily driven by higher personnel-related costs due to increased headcount to support the commercial launch of AVLAYAH.

Intangible asset amortization was $0.7 million for the quarter ended June 30, 2026, compared to zero for the quarter ended June 30, 2025, reflecting amortization of the developed technology intangible asset recognized upon FDA approval of AVLAYAH in March 2026.

Net loss was $127.6 million for the quarter ended June 30, 2026, compared to net loss of $124.1 million for the quarter ended June 30, 2025.

Cash, cash equivalents and marketable securities were approximately $940.0 million as of June 30, 2026. Following the receipt of $195.0 million in gross proceeds from the sale of a Priority Review Voucher in July 2026, pro forma cash, cash equivalents and marketable securities exceeded $1.1 billion.

Conference Call and Webcast Information
Denali will host a conference call today, Thursday, August 6, 2026, at 4:30 p.m. Eastern Time to discuss the second quarter financial results and provide a corporate update. The live and replayed webcast of the call will be available through Denali’s website at https://investors.denalitherapeutics.com/events. The replay of the call will be available for 90 days.

About the Denali TransportVehicle™ Platform

The blood-brain barrier (BBB) is essential in maintaining the brain’s microenvironment and protecting it from harmful substances and pathogens circulating in the bloodstream. Historically, the BBB has posed significant challenges to drug development for central nervous system diseases by preventing most drugs from reaching the brain in therapeutically relevant concentrations. Denali’s TransportVehicle™ (TV) platform is a proprietary technology designed to effectively deliver large therapeutic molecules such as antibodies, enzymes and oligonucleotides throughout the whole body, including the brain, by crossing the BBB after intravenous administration. The TV platform is based on engineered Fc domains that bind to specific natural transport receptors, such as transferrin receptor and CD98 heavy chain amino acid transporter, which are expressed at the BBB and deliver the TV and its therapeutic cargo to the brain through receptor-mediated transcytosis. In animal models, antibodies and enzymes engineered with the TV platform demonstrate more than 10- to 30-fold greater brain exposure than similar antibodies and enzymes without this technology. Oligonucleotides engineered with the TV platform demonstrate more than a 1,000-fold greater brain exposure in primates than systemically delivered oligonucleotides without this technology. Improved exposure and broad distribution in the brain may increase therapeutic efficacy by enabling widespread achievement of therapeutically relevant concentrations of product candidates. The TV platform has been clinically validated, with AVLAYAH™ (tividenofusp alfa-eknm) as the first FDA-approved medicine leveraging transferrin receptor to cross the BBB.

About Denali Therapeutics

Denali Therapeutics Inc. is a biotechnology company pioneering a new class of biotherapeutics designed to cross the blood-brain barrier (BBB) using its proprietary TransportVehicle™ platform. With the first FDA-approved biologic specifically designed to cross the BBB, a clinically validated delivery platform and a growing portfolio of therapeutic candidates across all stages of development, Denali is advancing toward its goal of delivering effective medicines to transform life for people with neurodegenerative diseases, lysosomal storage disorders and other serious diseases. For more information, please visit www.denalitherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding expectations for Denali’s TransportVehicle™ (TV) platform, including the Enzyme TransportVehicle™ (ETV) franchise, and its therapeutic and commercial potential; plans, timelines and expectations relating to AVLAYAH™ (tividenofusp alfa-eknm); expectations related to the ongoing Phase 2/3 COMPASS study of tividenofusp alfa, including the timing and availability of data and the likelihood that it will generate confirmatory evidence to support continued approval, U.S. label expansion and global regulatory submissions; plans, timelines and expectations related to zafinofusp alfa, including with respect to the ongoing Phase 1/2 study and the planned Phase 3 confirmatory study, the timing and occurrence of a planned BLA submission, and the likelihood and timing of accelerated approval; plans, timelines and expectations related to DNL593, including the ongoing Phase 1/2 study, the timing and availability of data, and the potential benefits of the extended data period; plans, timelines and expectations related to DNL952 and the timing and availability of data from the ongoing Phase 1 study; plans, timelines and expectations related to DNL628, including the ongoing Phase 1b study and the timing and availability of clinical biomarker data; plans, timelines and expectations related to DNL921, including the Phase 1/1b study and the timing and availability of data; plans, timelines and expectations related to DNL151, including the timing and availability of data from the ongoing Phase 2a BEACON study; plans, timelines and expectations for IND-enabling stage programs; plans regarding participation in upcoming investor conferences; forecasts of future revenues and operating expenses; and statements by Denali's Chief Executive Officer. Actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of risks and uncertainties. These include, but are not limited to, risks arising from adverse economic conditions and their impact on Denali’s business and operations; the possibility of events or changes that could lead to the termination of Denali’s collaboration agreements; the ability of Denali to complete the development and, if approved, the commercialization of product candidates; reliance on third-party manufacturers and suppliers for clinical trial and commercial materials; difficulties in patient enrollment for ongoing and future clinical trials; potential delays or failures in meeting expected clinical trial timelines; discrepancies between preclinical, early-stage or preliminary clinical results and outcomes from later-stage trials; the risk that interim or topline clinical results may not be predictive of final study results or longer term outcomes; the occurrence of significant adverse events or other undesirable side effects; the uncertainty surrounding regulatory approvals required for commercialization in the U.S., Europe or other international jurisdictions, including uncertainties related to the FDA’s policies; developments relating to Denali's competitors and competing product candidates; Denali’s ability to obtain, maintain or protect intellectual property rights related to its product candidates; the implementation and success of Denali’s strategic plans for its business, product candidates and blood-brain barrier platform technology; Denali's ability to obtain additional capital to finance its operations, as needed; Denali's ability to accurately forecast future revenues and operating expenses in the current environment; and other risks and uncertainties, including those described in Denali's Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2026, its Quarterly Report on Form 10-Q filed with the SEC on May 7, 2026, and Denali’s future reports to be filed with the SEC. Except for AVLAYAH, Denali's product candidates are investigational, and their safety and efficacy profiles have not yet been established. Denali does not undertake any obligation to update or revise any forward-looking statements, to conform these statements to actual results or to make changes in Denali’s expectations, except as required by law.

Denali Therapeutics Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Product revenue, net	$3,604	$—	$3,604	$—
Total revenue	3,604	—	3,604	—

Operating expenses:
Cost of goods sold	93	—	93	—
Research and development	97,019	102,696	200,865	218,923
Selling, general and administrative	36,283	32,267	69,794	61,620
Intangible asset amortization	750	—	750	—
Total operating expenses	134,145	134,963	271,502	280,543
Loss from operations	(130,541)	(134,963)	(267,898)	(280,543)
Interest and other income, net	2,988	10,844	11,898	23,454
Net loss	$(127,553)	$(124,119)	$(256,000)	$(257,089)
Net loss per share, basic and diluted	$(0.68)	$(0.72)	$(1.37)	$(1.50)
Weighted average number of shares outstanding, basic and diluted	187,314,501	171,449,847	186,977,612	171,336,568

Denali Therapeutics Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$201,530	$205,326
Short-term marketable securities	508,941	662,553
Accounts receivable, net	3,927	—
Inventory	4,139	—
Prepaid expenses and other current assets	35,390	32,779
Total current assets	753,927	900,658
Long-term marketable securities	229,534	98,322
Property and equipment, net	49,926	52,402
Finance lease right-of-use asset	46,700	48,531
Operating lease right-of-use asset	16,793	19,002
Intangible asset, net	35,250	—
Other non-current assets	25,825	25,939
Total assets	$1,157,955	$1,144,854
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,807	$505
Accrued expenses and other current liabilities	78,276	97,846
Total current liabilities	90,083	98,351
Operating lease liability, less current portion	22,026	27,210
Finance lease liability, less current portion	5,479	5,532
Liability related to the revenue participation right agreement	205,189	—
Total liabilities	322,777	131,093
Total stockholders' equity	835,178	1,013,761
Total liabilities and stockholders’ equity	$1,157,955	$1,144,854

Investor Contact:
Laura Hansen, Ph.D.
hansen@dnli.com

Media Contact:
Erin Patton
epatton@dnli.com